ACQUISITION, MARKETING AND DISTRIBUTION AGREEMENT

This Agreement made this 9th day of May, 2014, by and between Global Energy Group, LLC, a Georgia limited liability company (hereinafter referred to as "Principal") and Universal Bioenergy, Inc., a corporation organized and existing under the laws of Nevada (hereinafter referred to as " Marketing Agent").

WHEREAS, Principal engages in the acquisition and sale of natural gas, coal, electricity, petroleum and related energy commodities (the AEnergy Products@);

WHEREAS, Principal is desirous of engaging a marketing agent to be responsible for procuring marketers of Energy Products as customers of Principal;

WHEREAS, Marketing Agent is in the business of marketing petroleum, natural gas and electricity products to marketers of those products;

WHEREAS, Marketing Agent is desirous of entering into an agreement with Principal to market Energy Products on behalf of Principal.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Principal and Marketing Agent agree as follows:

ARTICLE 1

1.01. Principal hereby engages Marketing Agent as its agent: (i) to develop a customer base for the sale of Energy Products; and (ii) to sell the Energy Products to those customers.

1.02. During the term of this Agreement and any extension or renewal thereof, Marketing Agent shall: (i) Develop a customer base to whom Principal may sell Energy Products; (ii) Sell Energy Products on Principal=s behalf to such customers; (iii) Provide technical and management assistance; (iv) Provide guidance and advice on marketing, and, (v) Perform other related consulting, advisory and related services as may be reasonably requested from time to time by Principal.

1.03. Marketing Agent shall be compensated for its services performed pursuant to this Agreement as set forth in Article 6 of this Agreement.

1.04. It is understood that the Principal shall exercise no control over the activities and operations of the Marketing Agent, each recognized hereunder as independent contractors and free agents.

ARTICLE 2

2.01. The laws of the State of Georgia shall apply and bind the parties in any and all questions arising hereunder, regardless of the jurisdiction in which any action or proceeding may be initiated or maintained. It is understood, however, that this is a general form of agreement and if any of its provisions in any way violate or contravene the laws of any State or territory, such provisions shall be deemed not to be a part of this Agreement and the remainder of this Agreement shall remain in full force and effect.

2.02. Any and all amendments, changes, revisions, and discharges of this Agreement, in whole or in part, and from time to time, shall be binding on the parties despite any lack of legal consideration, so long as same shall be in writing and executed by the parties hereto.

2.03. On a breach of any of the terms and conditions of this Agreement, or any act of misfeasance or malfeasance by either party, or should either party become involved in insolvency proceedings, receivership, or bankruptcy, this Agreement may be terminated at once, at the option of either party, by written notice.

2.04. The failure of either party to enforce at any time, or for any period of time, the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of such party thereafter to enforce each and every such provision.

2.05. The parties hereto shall discharge their obligations hereunder in an aggressive, orderly, and systematic manner, in their mutual interests.

ARTICLE 3

3.01. This Agreement shall continue in full force and effect for one (1) year from the date of its execution, but may be terminated during such period, without show of cause, by either party upon sixty (60) days advance written notice to the other party.

3.02. If not so terminated by either party, one to the other, this Agreement shall automatically renew itself from year to year, but will then only be cancelable either for show of cause, by mutual consent, or by written notice by one party to the other sixty (60)days in advance of the end of any subsequent yearly period.

ARTICLE 4

It is understood that this Agreement expressly provides for the sale of the Energy Products throughout all fields and industries.

ARTICLE 5

5.01. All prices, discounts, specifications, and terms governing the acquisition and sale of Energy Products shall be established by the Principal, from time to time, and shall be under its exclusive control by prompt written notice to the Marketing Agent. Principal shall have the sole right of contract and credit approval or refusal. The Marketing Agent shall have the right and duty to advise and cooperate with the Principal in such matters, but shall have no decision making authority.

5.02. The Marketing Agent is charged with the carrying out of the operating sales policy of the Principal, as reflected by the terms and conditions of this Agreement and the Principal=s ASales Policy@ as may be outlined in writing from time to time by the Principal. In the event of conflict or ambiguity between the specific terms and conditions of this Agreement and Sales Policy as may be outlined from time to time by the Principal to the Marketing Agent, it is expressly understood that the terms and conditions of this Agreement shall take precedence and govern both parties, unless any such conflicting or ambiguous items are reduced to the form of a proposed amendment and are agreed to in writing by both parties. Any willful and substantial variation from such operating sales policy of the Principal which cannot be corrected or reconciled shall be considered a breach of this Agreement at the option of the Principal.

ARTICLE 6

6.01. The Principal shall pay the Marketing Agent a commission equal to thirty percent (30%) of the net profit for each order procured by the Marketing Agent and accepted by the Principal.

6.02. Commissions shall be computed on the net amount of the invoice rendered, after all costs, fees, discounts, freight, transportation costs, taxes, insurance, and the like, have been deducted by the Principal.

6.03. The Principal shall have the right to charge back to the Marketing Agent's commission account a pro rata amount of any commission already credited or paid to the Marketing Agent, when final settlement is made or completed with a customer on other than a full payment basis.

6.04. The Principal shall render self-explanatory credit and debit notices to the Marketing Agent coincidental with entries made on the books and accounts of the Principal, and shall then also render monthly commission statements, showing all such credits and debits and any and all moneys paid the Marketing Agent as commissions during that period.

6.05. All payments of commissions shall be made monthly, on or about the fifteenth (15th) of the month following the month in which the account has been paid by the customer to the Principal.

ARTICLE 7

7.01. All invoices in connection with the sale of Product hereunder shall be rendered by the Principal, direct to the customer, with A true copy of each such invoice to be forwarded coincidentally to the Marketing Agent.

7.02. The Marketing Agent agrees to forward immediately to the Principal any and all moneys or remittances in any form which it may collect or which may be placed in its hands by customers or accounts.

7.03. It is understood that the Marketing Agent shall make no allowances or adjustments in accounts, unless given specific advance authorization, in individual cases, in writing by the Principal to do so.

ARTICLE 8

The Marketing Agent shall be solely responsible for the costs incurred to promote and market Principal=s product as well as for the costs incurred to identify and procure customers and potential customers for Principal.

ARTICLE 9

9.01. The Marketing Agent shall supply the Principal promptly with copy, or adequate record, of each quotation made to a customer or potential customer. All such quotations are subject to approval or rejection by the Principal. The Marketing Agent in no case is authorized to bind the Principal, unless specifically authorized in advance in each instance in writing.

9.02. It is understood that all price sheets, price lists, terms of sale, and the like, supplied to the Marketing Agent, are for general guidance and information only, and do not commit the Principal in any event until an individual and specific quotation has been made in accordance with full and complete understandings contained in this Agreement.

ARTICLE 10

10.01. Each order and proposed contract for the purchase of Product shall be in writing and in favor of the Principal and shall be and remain the property of the Principal. Each such order and proposed contract received by the Marketing Agent shall be forwarded promptly to the Principal, accompanied by all such information and data as may be necessary and essential for the Principal to have in considering the desirability of the business and approval thereof.

10.02. Each order and proposed contract is subject to acceptance or rejection by the Principal, which approval or rejection shall in all cases be in writing to the purchaser, with copy to the Marketing Agent. No order or contract shall be binding until so accepted. The Principal reserves the right to refuse any business for any reason which in the judgment of the Principal is sufficient basis for refusal, and the Marketing Agent shall not be entitled to any commission thereon.

ARTICLE 11

11.01. The Marketing Agent shall have no authority to commit the Principal in any matter, cause, or thing whatever, without the prior written consent of the Principal either hereunder or otherwise, or to use the Principal's name in any way not specifically authorized by this Agreement.

11.02. The Marketing Agent agrees to canvass diligently for purchasers of the Energy Products of the Principal, and in all reasonable and proper ways to promote the sale of the Energy Products hereunder.

11.03. All expenses for the operation of the Marketing Agent's office and activity, as an independent contractor and free agent, including but not limited to office rent, supplies, stenographic and clerical assistance, salesmen's and representatives' salaries and commissions, telephone costs, telegrams, agency licenses and taxes, automobile and other insurance, and the like, shall be borne by the Marketing Agent and the Marketing Agent shall be solely responsible for the payment of same.

11.04. The Marketing Agent shall have no authority to vary, alter, enlarge, or limit orders and contracts of sale, or to make representations or guaranties not therein stated. The Marketing Agent shall have no authority to bind the Principal to any contract of employment, no authority to receipt for moneys payable to the Principal, and the Marketing Agent is solely responsible for its own salesmen and representatives, and for their acts and the things done by them. The Marketing Agent shall have no authority to endorse the Principal's checks, or commercial paper, or to carry bank accounts in the name of the Principal.

ARTICLE 12

12.01. The Principal, as an independent contractor and free agent, shall be solely responsible for and bear all expenses incident to the operation of the Principal's office, plant, equipment, facilities, and its business activities as a whole.

12.02. The Principal shall have no right or authority to commit the Marketing Agent in any matter, cause, or thing whatever, without the prior written consent of the Marketing Agent either hereunder or otherwise, or the use the Marketing Agent's name in any way not specifically authorized by this Agreement.

12.03. The Principal agrees to strive diligently to maintain and enhance the reputation, usefulness, and acceptance of its Energy Products, and in all reasonable ways to assist the Marketing Agent in promoting the sale of the Energy Products, under the terms and conditions hereunder.

ARTICLE 13

Cancellation or termination of this Agreement for any reason, or modification or abridgment thereof by amendment, by either party, shall not avoid the liability of the Principal to the Marketing Agent for commissions with respect to orders and contracts accepted by the Principal prior to the effective date of such termination or abridgment, regardless of when shipments are made or invoices rendered. All orders and contracts in the process of negotiation, however, which have not yet been accepted by the customer and transmitted on to the Principal, are automatically eliminated from the payment of commission thereon, but all bona fide orders and contracts that have been placed in transmission to the Principal and which for lack of time or facilities have not yet been formally and finally approved by the Principal shall be subject to commission In accordance with the terms of this Agreement. Deposit in the United States mails by customer or Marketing Agent shall be deemed to place any item in transmission to the Principal.

ARTICLE 14

This Agreement contains the entire Agreement by and among the parties relating to the rights herein granted and the obligations herein assumed. This Agreement supersedes any and all other agreements, either oral or in writing, by and among the parties hereto with respect to this Agreement and contains all the covenants and agreements by and among the parties with respect to such Agreement. This Agreement may only be modified by subsequent written agreement of the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year indicated above.

PRINCIPAL

Global Energy Group LLC

By: RAINCO MANAGEMENT, LLC

Managing Member to Global Energy

Group and its Members

By: /s/ Nicole C. Singletary

Nicole C. Singletary

Its: Managing Director

MARKETING AGENT

Universal Bioenergy Inc.

By: /Vince M. Guest

Its: President